Exhibit 99.2

Company & Investment Profile	March 2009

Carriage Services, Inc.	3040 Post Oak Boulevard • Suite 300 • Houston, TX 77056
(NYSE: CSV)	Phone: 713-332-8400 • Fax: 713-332-8401

Simply Put ... Becoming the Best
www.CarriageServices.com
KEY POINTS
Carriage is uniquely positioned because of our strategy as defined by three models:
•	Standards Operating Model — focuses on market share, people and operating and financial metrics that drive long-term operating and financial performance for our individual funeral homes and cemeteries.

•	4E Leadership Model — defines the characteristics necessary for our local leaders to effectively execute the Standards Operating Model.

•	Strategic Acquisition Model — defines the selective acquisition strategy using six Strategic Ranking Criteria to assess candidates and to differentiate pricing.
We believe that effective execution of our models produces superior shareholder returns as we benefit from an up cycle in deathcare industry consolidation. Superior investment returns will be driven by:
•	Operating Leverage — modest increases in same store revenues and Field EBITDA Margins will result in higher growth rates in same store Field EBITDA

•	Organizational Overhead Leverage — regional and corporate organizations have fixed cost structures that will not increase proportionate to revenue growth.

•	Capital Structure Leverage — common stock buyback program, low share count and leveraged capital structure that includes fixed and low rate mezzanine and senior debt.

•	Consolidation Platform Leverage — acquired Field EBITDA will substantially fall to Consolidated EBITDA and be accretive to EPS.

•	Free Cash Flow will provide a significant source of capital to finance our selective growth strategy.
Carriage Services is a leading provider of death care services and products in the United States. Carriage operates 136 funeral homes in 25 states and 32 cemeteries in 11 states. Carriage provides a complete range of funeral and cremation services and sells a wide variety of related products and merchandise.

Stock Price (March 26, 2009)	$1.55

Stock Data
Fiscal Year-End:	December
Symbol / Exchange:	CSV / NYSE
52 - Week Trading Range:	$1.10-$9.25
Common Shares Outstanding (In Mill.):	17.8
Market Capitalization (In Mill.):	$27.59
Total Enterprise Value (In Mill.):	$254.07
Avg. Daily Volume (3 Mos.):	59,148
Float (In Mill.):	16.4
Insider Ownership:	12.3%
Institutional Ownership:	53.0%

Financial Data (Amounts in Millions)
12/31/2008
Cash & Investments:	$5.0
Total Assets:	$560.3
Total Senior Debt:	$137.7
Total Subordinated Debt:	$93.8
Total Debt:	$231.5
Stockholders’ Equity:	$103.5

Trailing Twelve Months Ending 12/31/08
Revenue from Cont. Ops:	$176.9
Field EBITDA from Cont. Ops:	$59.3
Consolidated EBITDA from Cont. Ops., Excluding Special Charges:	$39.2
Diluted EPS from Cont. Ops.:	$0.09
Diluted EPS from Cont. Ops., Excluding Special Charges:	$0.26
Free Cash Flow:	$13.5

Four Qtr.
Company Financial Outlook	Period Ending
12/31/2009
Revenue from Cont. Ops:	$177.0 - $183.0
Field EBITDA from Cont. Ops:	$59.5 - $62.0
Consolidated EBITDA from Cont. Ops.:	$39.0 - $41.0
Diluted EPS from Cont. Ops.:	$0.36- $0.40
Free Cash Flow:	$13.0- $15.0

Valuation Data (Using Outlook Midpoint)
Price / Yr. 12/31/09(E) EPS:	4.1X
Enterprise Value / 12/31/09(E) Consolidated EBITDA:	6.5X
Equity Market Cap / 12/31/09(E) Free Cash Flow:	2.0X

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

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Company & Investment Profile	March 2009
Table of Contents
(Noteworthy new or updated information in this edition versus the previous edition in bold)

SECTION	PAGE

•	Key Points	1
•	Investment Considerations	3
•	Long-Term Outlook — Through 2013	4
•	Potential Shareholder Return Analysis	5
•	Financial Outlook	5
•	Recent Results	7
•	Trend Reporting	9
•	Income Statement from Continuing Operations — Annual Trend	10
•	Income Statement from Continuing Operations — Quarterly Trend	11
•	Company Strategy	12
•	Revenue & Cash Flow Forecast	15
•	Capital Structure Facilitates Growth	16
•	Executive Team	16
•	Forward Looking & Cautionary Statements	18
•	Disclosure of Non-GAAP Performance Measures	18

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

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Company & Investment Profile	March 2009
This document is being published by Carriage Services in continuation of the Company’s stated goal to provide more disclosure and transparency to the investment community regarding Carriage’s operations, strategies and industry conditions. It is Carriage’s intent to take responsibility for and a proactive role in communicating with the investment community and in providing greater operating and financial transparency.
MISSION STATEMENT: We are committed to being the most professional, ethical, and highest quality funeral and cemetery service organization in our industry.
GUIDING PRINCIPLES: Honesty, integrity and quality in all that we do. Hard work, pride of accomplishment and shared success through employee ownership. Belief in the power of people through individual initiative and teamwork. Outstanding service and profitability go hand-in-hand. Growth of the Company is driven by decentralization and partnership.
INVESTMENT CONSIDERATIONS
Carriage Services is a leading provider of deathcare services and products in the United States. Carriage Services’ common stock trades on the New York Stock Exchange under the symbol CSV. We operate 136 funeral homes in 25 states and 32 cemeteries in 11 states. Our business can be characterized as one of relative stability, reflected by predictable revenue and cash flow, with incremental growth opportunities via selective acquisitions.
We are uniquely positioned to attract the best talent and the best independent businesses to our company because we can differentiate our strategy within the deathcare industry, as defined by the following three models:
Standards Operating Model
▪	Focuses on market share, people and financial metrics that drive long term operating and financial performance.

▪	Designed and weighted to grow market share, volumes and average revenue per contract modestly over time.

▪	Designed to achieve sustainable Field EBITDA Margins over time.

▪	Designed to reward Managing Partners with 4E Leadership skills who achieve a high level of standards.
4E Leadership Model
▪	Standards Operating Model requires strong leadership to grow an entrepreneurial, high value, personal service community business at sustainable Field EBITDA Margins.

▪	4E Leaders have a winning, competitive spirit and want to make a difference not only in their business but in Carriage’s performance and reputation within the deathcare industry.

▪	4E Leaders are motivated by achievement of our Being the Best Standards and recognition, such as League Table rankings and regional competition, and by our Being The Best Managing Partner Incentive Bonus Program.
Strategic Acquisition Model
▪	Assess acquisition candidates using six Strategic Ranking Criteria and to differentiate pricing.

▪	Acquire and build concentrated groups of A, B and C businesses in 10 to 15 strategic markets and sell non-strategic B and C businesses over time.

▪	Increase the sustainable revenue growth and earning power profile of the Carriage deathcare portfolio over time.
Effective execution of these three Carriage Models is intended to produce superior shareholder returns. The superior investment returns will be driven by a combination of unique and simultaneous financial dynamics as follows:

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

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Company & Investment Profile	March 2009
Operating Leverage
▪	Ours is a relatively fixed cost business; therefore, modest growth in same store revenues and modest increases in Field EBITDA Margins over time produce a higher growth rate in same store Field EBITDA.

▪	Effective execution of our Standards Operating Model and higher death rates caused by the aging of the “baby boom” generation will increase same store volumes and revenues in the intermediate and long term and compound the positive effect of Operating Leverage.
Organizational Overhead Leverage
▪	Regional and corporate organizations are aligned with the Standards Operating Model and cost structures are relatively fixed.

▪	Variable overhead, primarily incentive compensation related to all three organizational levels (Field, Regional, and Corporate) will increase relative to the achievement of performance standards.
Capital Structure Leverage
▪	Leveraged capital structure that includes mezzanine (TIDES) and senior debt (high yield) similar to an LBO structure.

▪	Subordinated convertible preferreds (7% due 2029) and Senior notes (7 7/8% due 2015) have long term principal maturity dates and fixed low interest rates, producing a low cost of capital.

▪	Annual interest of approximately $18 million is fixed and easily covered by Consolidated EBITDA, resulting in substantial Consolidated Free Cash Flow that will be used to make selective acquisitions and repurchase company securities.

▪	Low share count and share repurchase program produce significant changes in earnings per share.
Consolidation Platform Leverage
▪	Acquired Field EBITDA will substantially fall to Consolidated EBITDA and Consolidated Free Cash Flow and will be accretive to EPS as well.

▪	Consolidated Free Cash Flow after fixed interest and maintenance capital expenditures will grow at a faster rate than revenues, a financial benefit whose momentum will directly accrue to common shareholders.

▪	The Company’s $35 million credit facility was undrawn at year end 2008 and can be used for acquisitions.
Superior long term shareholder returns will be driven by improvements in operating performance, a low share count and Consolidated Free Cash Flow that has financed our selective acquisition strategy to date. This should produce high single digit revenue growth that will be leveraged into increasing and sustainable Consolidated EBITDA Margins and double digit rates of growth in Consolidated EBITDA and diluted EPS. There is also the possibility of Enterprise Value and EPS multiple expansion as higher death rates based on the aging of the “baby boom” generation becomes more visible. Our long-term financial outlook is as follows:
     Long Term Outlook – Through 2013 (Base Year 2008)
Revenue growth of 6-7% annually, including acquisitions
Consolidated EBITDA growth of 9-11% annually, including acquisitions
Consolidated EBITDA Margin range of 22-26%

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

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Company & Investment Profile	March 2009
The following is a hypothetical example of potential shareholder returns that we believe is reasonable based on our Long Term Outlook.
For example purposes. Data is not supported by actual detailed operational or strategic plans.

							5 Yr.
	EPS Forecast & Valuation						Annualized
EPS:	2008(1)	2009	2010	2011	2012	2013	Return
Base Case — Continuing Operations	$0.26	$0.36	$0.47	$0.60	$0.74	$0.89
EPS Multiple	6.0x	10.0x	11.0x	12.0x	13.0x	14.0x

Implied Stock Price	$1.56	$3.60	$5.17	$7.20	$9.62	$12.46	51.5%

							5 Yr.
	Enterprise Value(EV)/EBITDA Forecast & Valuation						Annualized
	2008(1)	2009	2010	2011	2012	2013	Return
Revenue	$176.9	$182.5	$193.8	$207.6	$221.8	$236.4
EBITDA	39.2	40.1	44.0	49.2	54.7	60.2
EBITDA as % of Revenue	22.2%	22.0%	22.7%	23.7%	24.7%	25.5%
EV/EBITDA Multiple	6.9x	7.5x	7.7x	7.9x	8.1x	8.3x
Net Senior Debt	132.7	142.9	152.8	159.2	161.8	160.4
Convertible Preferred	93.8	83.8	83.8	83.8	83.8	83.8
Common Equity Mkt. Value	42.1	74.1	102.2	145.7	197.5	255.5

Enterprise Value	$268.5	$300.8	$338.8	$388.7	$443.1	$499.7
Implied Stock Price	$2.17	$4.28	$6.08	$8.47	$11.22	$14.19	45.6%
Diluted Shares Outstanding	19.4	17.3	16.8	17.2	17.6	18.0

(1)	Excluding special charges
FINANCIAL OUTLOOK
To better understand how improved execution of the Standards Operating Model and Strategic Acquisition Model will drive future operating results, we provide a rolling twelve month outlook after each quarter that reflects the trending progress we are making toward achieving the sustainable earning power of our portfolio of operating assets. We believe that a rolling forecast updated for acquisitions and dispositions will result in a more timely and accurate near term Outlook that is not constrained by a fixed and arbitrary “finish line” at the end of each calendar year.
The table on the following page depicts our current Outlook for the four quarter period ending December 31, 2009. Our Short Term Rolling Four Quarter Outlook ranges are intended to approximate what we believe will be the sustainable earning power of our portfolio of deathcare assets over time as our three models are effectively executed. We have learned that it is better to be “roughly right” than “precisely wrong” when forecasting our future results because of the uncertainties in estimating key drivers of short term and long term performance, including volumes, preneed sales, preneed maturities and deliveries, average revenue per service and sale, Field EBITDA Margins, acquisition timing and performance and trust fund earnings, just to name a few.
In our Rolling Four Quarter Outlook ending December 31, 2009, we expect to use Free Cash Flow (cash flow from operations less maintenance capital expenditures) to repurchase shares of our common stock and to invest in internal projects that will result in revenue and earnings growth and that provide a ROIC in excess of our cost of capital. We have also assumed $2.2 million in additional revenues from acquisitions in the second half of 2009. We are in the market evaluating candidates and will follow our policy of updating our Outlook when the closing of a transaction is certain. We do expect to invest over the near term in internal growth projects, such as cemetery inventory.

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

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Company & Investment Profile	March 2009
The primary near term drivers of our financial results will be performance from businesses acquired during 2007 and improved execution of out Standards Operating Model in our same store portfolio. The primary drivers of our long term growth in revenues, margins and earnings will be acquisitions and modest growth in our same store revenues at sustainable margins.
Rolling Four Quarter Outlook — Period Ending December 31, 2009
(Amounts in Millions, Except Per Share Amounts)

		Range	Midpoint as
	Range	Midpoint	% of Revenue
Revenues	$177.0 - $183.0	$180.0	100.0%
Field EBITDA	$59.5 - $62.0	$60.7	33.7%
Field EBITDA Margin	33.0% - 34.0%	33.7%	33.7%
Total Overhead	$22.0 - $23.0	$22.5	12.5%

Consolidated EBITDA	$39.0 - $41.0	$40.0	22.2%
Consolidated EBITDA Margin	21.5% - 22.5%	22.2%	22.2%

Interest	$18.0	$18.0	10.0%
Depreciation & Amortization	$11.5	$11.5	6.4%
Cash Taxes	$1.0	$1.0	0.6%
Net Earnings from Cont. Operations	$6.0 - $7.0	$6.5	3.6%
Diluted Earnings Per Share	$0.36 - $0.40	$0.38	—
Free Cash Flow	$13.0 - $15.0	$14.0	7.8%
Consolidated EBITDA in 2009 is expected to increase from 2008 for the following reasons:
▪	Lower special charges due primarily to elimination of most litigation.

▪	Increase in Funeral Field EBITDA with better execution of the Standards Operating Model;

▪	Increase in Same Store Cemetery EBITDA with higher preneed sales and less bad debt expense;

▪	Higher cemetery financial revenue; and

▪	Tighter management of overhead expenses.

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

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Company & Investment Profile	March 2009
RECENT RESULTS
Fourth Quarter & Full Year 2008 Highlights
Adjusted diluted earnings per share in the fourth quarter of 2008, which excludes a one-time charge for a litigation settlement and an increase in our effective tax rate for 2008, both of which were recorded in the fourth quarter, were $0.04 per diluted share. Adjusted Consolidated EBITDA Margin was 20.2% in the four quarter of 2008 compared to 24.9% in the fourth quarter of 2007 and 22.1% for the year 2008 compared to 24.8% for the year 2007. The declines in EBITDA were largely due to weak results in our cemetery segment. We have implemented plans to lower our costs company-wide and improve the leadership and increase the quantity and quality of the sales staff at several of our larger cemeteries to drive good quality sales and profit margins.
This past year and especially the last quarter were challenging to say the least, but we finished with a strong December primarily because of our funeral operations. We have positioned our company for improved performance in 2009 on the strength of our funeral operations and the repositioning of our trust fund portfolio during the fourth quarter and early 2009. We do not expect to repeat the large amount of special charges that impacted our 2008 performance, and notwithstanding the extraordinarily difficult economic environment, we expect modestly improved cemetery performance in 2009. All in all, we believe we are in position to not only survive this unusual period, but to thrive and exploit any opportunities that come our way
Funeral Operations
Fourth quarter Same Store Funeral Operations Revenue increased 1.2% as the average revenue per contract increased 4.1% while the number of contracts declined 2.9%. Revenue from the Acquisition portfolio increased $0.8 million primarily because of a full quarter of revenue from two large businesses acquired in the fourth quarter of 2007. The overall cremation rate for the fourth quarter of 2008 was 39.2%, which represents a slight decline from the third quarter. A recent initiative to increase the average revenue per cremation contract largely by converting direct cremations to cremations with services is gaining traction and helping not only our cremation average, but customer satisfaction levels with our cremation families. As a result of this initiative, which includes new training and presentation options for client families, the average revenue per cremation contract increased 3.4% from the third quarter to the fourth quarter of 2008 and the proportion of cremations with services increased in each of our three regions.
Same Store Funeral Field EBITDA declined by $0.4 million, equal to 3.3%, compared to the fourth quarter of 2007, while the related EBITDA Margin declined to 38% from 40%, primarily the result of higher labor costs. Our funeral Acquisitions portfolio contributed an additional $0.2 million of Field EBITDA compared to the prior year quarter.
For the full year, Same Store Funeral Revenue increased $2.4 million, equal to 2.1%, to $115.7 million. Total Same Store Funeral contract volume increased 0.7% and the atneed contract volume increased 3.1% compared to 2007. Growing market share is the highest weighted performance standard in our Standards Operating Model and serves as an incentive motivator for the local managing partners to grow their contract volumes. This was the first year we have grown Same Store Funeral Contracts since rolling out the Standards Operating Model in 2004 and is an indication that this model combined with strong, operating leadership with 4E Leadership skills is proving effective at growing local market share. Same Store Funeral Field EBITDA decreased $0.6 million, equal to 1.4%, from $43.2 million for the year 2007 to $42.6 million for the year 2008 primarily as a result of higher labor costs. Our Acquisition portfolio provided an additional $8.0 million in revenue and $2.1 million in Field EBITDA in 2008 compared to 2007.
Cemetery Operations
Same Store Cemetery Operations Revenue increased $0.4 million, equal to 4.8%, to $8.1 million in the fourth quarter. However, because Cemetery Same Store Financial Revenue from trust funds declined by $0.8 million, Total Cemetery Same Store Revenue declined almost $0.5 million, equal to 5.1% quarter over quarter. The decline in Same Store Cemetery Financial Revenue was due to financial market conditions and repositioning of the trust fund portfolio in the fourth quarter. In the fourth quarter, the Company recognized losses on a substantial number of investments within its

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

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Company & Investment Profile	March 2009
cemetery trust fund portfolio in order to reinvest the proceeds in high quality, income oriented securities that are and will continue to yield much higher earnings and cash flow for the intermediate and long-term.
Same Store Cemetery Field EBITDA declined by $1.3 million for the fourth quarter, in part because of the $0.8 million decline in financial revenue, as previously discussed. Additionally, because of the weakening economy we increased our bad debt reserves on our portfolio of cemetery preneed receivables.
For the full year, Cemetery Same Store Operations Revenue declined by $1.6 million to $32.7 million and Cemetery Same Store Field EBITDA declined by $4.4 million. A large portion of the underperformance occurred at Rolling Hills Memorial Park where a new sales manager has been busy rebuilding a sales organization that can execute our product sales program more effectively. Our Acquisition Cemetery portfolio provided an incremental $2.1 million in revenues and $0.9 million in Field EBITDA in 2008 compared to 2007.
In order to increase revenues from preneed property sales, Carriage began an initiative in the third quarter of 2008 to increase both the quantity and quality of the cemetery sales counselors at our major parks. Management believes that this hiring initiative was approximately 80% complete at year end and continued hiring emphasis should achieve appropriate staffing by the end of the first quarter of 2009. General economic weakness continued in some of the Company’s key markets and is having a negative impact on revenues, particularly preneed property sales.
Litigation
Carriage has reached a tentative settlement in a class action matter alleging violations of state and federal wage and hour laws. As a result of the settlement, there was a $3.5 million charge, including related legal fees, in the fourth quarter of 2008.
Overhead
Total Overhead, excluding special charges, increased to $5.8 million in the fourth quarter of 2008 from $5.4 million in the fourth quarter of 2007. For the full year, Total Overhead increased $0.2 million, equal to 1.0%, to $20.1 million, but declined as a percent of total revenue by 50 basis points to 11.4%. The year over year increases in overhead were primarily related to upgrading of regional operating leadership during the last two years. In order to effectively manage our largest cost during the current economic crisis, the Company froze the salaries and wages of all employees during December 2008.
Income Taxes
During the fourth quarter Carriage revised its effective tax rate for the year 2008 from approximately 39.5% to 48.8%. This change in estimate was due to the lower taxable income compared to that estimated earlier in the year. The lower taxable income was due primarily to the litigation charge previously discussed. A portion ($0.5 million) of the income tax expense recorded in the fourth quarter represents the additional amount that would have been recorded during the first three quarters of 2008 had the revised rate been used.
Share Repurchase Program
During June 2008, the Board of Directors approved the repurchase of $5.0 million of the Company’s common stock. During October 2008 Carriage completed the $5.0 million repurchase program for which it acquired a total of 1,347,469 shares of common stock and an average cost per share of $3.71.
During November 2008 the Board of Directors approved an additional $5.0 million share repurchase plan. Through February 2009, Carriage had repurchased a total of 635,990 shares of common stock at an average cost per share of $1.99 under the new plan.

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

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Company & Investment Profile	March 2009
Cash Flow
Carriage produced Free Cash Flow (defined as cash flow from continuing operations less maintenance capital expenditures) of $5.6 million during the fourth quarter of 2008 compared to $8.0 million for the corresponding 2007 period. The sources and uses of cash for 2008 consisted of the following (in millions):

Cash flow from continuing operations	$19.5
Cash used for maintenance capital expenditures	(6.0)

Free Cash Flow for 2008	13.5
Cash and liquid investments at beginning of year	3.4
Cash flow from discontinued operations	0.2
Proceeds from sales of businesses	1.0
Cash used for growth capital expenditures – funeral homes	(3.5)
Cash used for growth capital expenditures – cemeteries	(3.4)
Financing activities	(6.2)

Cash at December 31, 2008	$5.0

Board of Directors
Two new members joined our board on February 25, 2009, when Joe R. Davis and Gary L. Forbes resigned their board positions in order to focus their time and energy on other matters during the current environment. The Board of Directors appointed Richard W. Scott as a Class I director of the Company and Chairman of the Corporate Governance Committee and L. William Heiligbrodt as a Class II director of the Company and Chairman of the Compensation Committee, effective as of February 25, 2009.
Mr. Scott is a seasoned financial services executive with over thirty years of capital markets experience. He is currently Vice President and Chief Investment Officer of Loews Corporation and formerly Chief Investment Officer, Insurance Portfolio Management, with AIG Investments.
Mr. Heiligbrodt is a private investor and managing partner in a family business, and also serves on the Board of Directors of BJ Services. He served in various management positions with Service Corporation International (“SCI”) beginning in February 1990, including President and Chief Operating Officer until February 1999. Prior to joining SCI, Mr. Heiligbrodt served as Vice Chairman and Chief Executive Officer of Wedge Group, Inc. for five years, which he joined in 1983 after a long career in banking with Texas Commerce Bank including as President and Chief Credit Officer.
TREND REPORTING
Management monitors consolidated same store and acquisition field operating and financial results both on a multi-year and most recent rolling four quarters basis to reflect long term trends, and by quarter for the most recent five quarters to reflect short term trends and seasonality. Just as we report internally for each of our businesses under the Standards Operating Model, these field level results highlight trends in volumes, revenues, Field EBITDA (controllable profit) and Field EBITDA Margin (controllable profit margin). Trend reporting allows us to focus on the key operational and financial drivers relevant to the longer term performance and valuation of our portfolio of deathcare businesses. The following two pages present our consolidated Annual and Quarterly Trend Reports.
We will maintain separate reporting for our same store continuing operations (adjusted for dispositions as they occur) and our acquisition portfolio to show how the execution of both our Standards Operating Model and our Strategic Acquisition Model will change the sustainable revenue and earning power profile of Carriage Services over time.

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

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Company & Investment Profile	March 2009
UNAUDITED INCOME STATEMENT FROM CONTINUING OPERATIONS
Annual Trend
For the Five Years Ended December, 2008
($000’s)

	Pro forma	Actual	Actual	Actual	Actual
	Year	Year	Year	Year	Year
	2004	2005	2006	2007	2008

CONTINUING OPERATIONS
Same Store Contracts
Atneed Contracts	17,212	17,163	16,712	16,367	16,881
Preneed Contracts	4,376	4,405	4,560	4,395	4,019

Total Same Store Funeral Contracts	21,588	21,568	21,272	20,762	20,900

Acquisition Contracts
Atneed Contracts	—	53	194	1,439	2,858
Preneed Contracts	—	29	95	643	903

Total Acquisition Funeral Contracts	—	82	289	2,082	3,761

New Store Openings	—	—	104	522	870

Total Funeral Contracts	21,588	21,650	21,665	23,366	25,531

Same Store Revenue
Funeral Operations Revenue	$105,221	$107,139	$109,592	$111,092	$113,034
Preneed Commission and Other Revenue	1,319	2,295	2,267	2,198	2,670

Total Funeral Same Store Revenue	106,540	109,434	111,859	113,290	115,704

Cemetery Operations Revenue	33,203	33,940	32,107	34,299	32,726
Cemetery Financial Revenue	2,912	3,615	4,052	4,526	3,723

Total Same Store Cemetery Revenue	36,115	37,555	36,159	38,825	36,449

Total Same Store Revenue	142,655	146,989	148,018	152,115	152,153

Acquisition Revenue
Funeral Operations Revenue	—	303	1,339	10,549	18,542
Cemetery Operations Revenue	—	—	—	3,875	5,971
Cemetery Financial Revenue	—	—	—	317	262

Total Acquisition Revenue	—	303	1,339	14,741	24,775

Total Revenue from Continuing Operations	$142,655	$147,292	$149,357	$166,856	$176,928

Field EBITDA from Continuing Operations
Same Store Funeral Field EBITDA	$37,061	$41,223	$41,147	$43,183	$42,587
Same Store Funeral Field EBITDA Margin	34.8%	37.7%	36.8%	38.1%	36.8%

Same Store Cemetery Field EBITDA	11,458	11,480	11,243	13,405	8,966
Same Store Cemetery Field EBITDA Margin	31.7%	30.6%	31.1%	34.5%	24.6%

Total Same Store Field EBITDA	48,519	52,703	52,390	56,588	51,553
Total Same Store Field EBITDA Margin	34.0%	35.9%	35.4%	37.2%	33.9%

Acquisition Funeral Field EBITDA	—	1	200	3,617	5,736
Acquisition Funeral Field EBITDA Margin	—	0.3%	14.9%	34.3%	30.9%
Acquisition Cemetery Field EBITDA	—	—	—	1,053	1,994
Acquisition Cemetery Field EBITDA Margin	—	—	—	25.1%	32.0%

Total Acquisition Field EBITDA	—	1	200	4,670	7,730
Total Acquisition Field EBITDA Margin	—	0.3%	14.9%	31.7%	31.2%

Total Field EBITDA from Continuing Operations	48,519	52,704	52,590	61,258	59,283
Total Field EBITDA Margin from Continuing Operations	34.0%	35.8%	35.2%	36.7%	33.5%

Overhead
Total Variable Overhead	1,301	1,111	1,280	3,406	3,403
Total Regional Fixed Overhead	2,892	3,247	2,953	3,122	3,413
Total Corporate Fixed Overhead	11,410	12,107	13,379	13,408	13,311

Total Overhead	15,603	16,465	17,612	19,936	20,127
	10.9%	11.2%	11.8%	11.9%	11.4%

Adjusted Consolidated EBITDA from Continuing Operations	$32,916	$36,239	$34,978	$41,322	$39,156

Adjusted Consolidated EBITDA Margin from Continuing Operations	23.1%	24.6%	23.4%	24.8%	22.1%

Special Charges
Litigation Settlement	—	—	—	—	3,300
Litigation Related Legal Costs	—	—	71	861	1,638
Termination Expenses	297	265	264	—	977
Other Special Charges	(410)	8,881	1,460	739	246

Sum of Special Charges	(113)	9,146	1,795	1,600	6,161

Consolidated EBITDA from Continuing Operations	$33,029	$27,093	$33,183	$39,722	$32,995
	23.2%	18.4%	22.2%	23.8%	18.6%

Property Depreciation & Amortization	9,208	9,784	9,770	9,488	10,368
Restricted Stock Amortization	307	584	472	723	996
Interest, Net	16,908	18,664	17,099	17,193	18,102

Pretax Income	$6,606	$(1,939)	$5,842	$12,318	$3,529

Benefit for Income Taxes due to Valuation Adjustment	(810)	—	—	—	—
Income Tax	2,549	(640)	2,239	4,960	1,725

Net income from Continuing Operations	$4,867	$(1,299)	$3,603	$7,358	$1,804

	3.4%	-0.9%	2.4%	4.4%	1.0%
Diluted EPS-from continuing operations	$0.27	$(0.07)	$0.19	$0.38	$0.09
Net Income (Loss) from Discontinued Operations	$(1,087)	$2,186	$(5,019)	$921	$(1,546)
Diluted EPS-from discontinued operations	$(0.06)	$0.12	$(0.27)	$0.05	$(0.08)

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Carriage Services	©2009 Carriage Services, Inc. All rights reserved.	Page 10

Company & Investment Profile	March 2009
UNAUDITED INCOME STATEMENT FROM CONTINUING OPERATIONS
Quarter Trend
For the Five Quarters Ended December 31, 2008
($ 000’s)

	Actual	Actual	Actual	Actual	Actual
	Qtr 4	Qtr 1	Qtr 2	Qtr 3	Qtr 4
	2007	2008	2008	2008	2008

CONTINUING OPERATIONS
Same Store Contracts
Atneed Contracts	4,211	4,640	4,103	3,994	4,144
Preneed Contracts	1,047	1,150	983	922	964

Total Same Store Funeral Contracts	5,258	5,790	5,086	4,916	5,108

Acquisition Contracts
Atneed Contracts	561	800	723	671	664
Preneed Contracts	237	240	229	187	247

Total Acquisition Funeral Contracts	798	1,040	952	858	911

New Store Openings	144	210	232	190	238

Total Funeral Contracts	6,200	7,040	6,270	5,964	6,257

Same Store Revenue
Funeral Operations Revenue	$28,024	$31,304	$26,724	$26,657	$28,349
Preneed Commission and Other Revenue	444	752	675	626	617

Total Funeral Same Store Revenue	28,468	32,056	27,399	27,283	28,966

Cemetery Operations Revenue	7,764	7,507	8,176	8,903	8,138
Cemetery Financial Revenue	1,543	1,004	1,004	1,020	695

Total Cemetery Same Store Revenue	9,307	8,511	9,180	9,923	8,833

Total Same Store Revenue	37,775	40,567	36,579	37,206	37,799

Acquisition Revenue
Funeral Operations Revenue	3,745	4,961	4,752	4,313	4,516
Cemetery Operations Revenue	1,296	1,534	1,367	1,623	1,447
Cemetery Financial Revenue	161	81	39	70	72

Total Acquisition Revenue	5,202	6,576	6,158	6,006	6,035

Total Revenue from Continuing Operations	$42,977	$47,143	$42,737	$43,212	$43,834

Field EBITDA from Continuing Operations
Same Store Funeral Field EBITDA	$11,382	$13,680	$9,099	$8,807	$11,001
Same Store Funeral Field EBITDA Margin	40.0%	42.7%	33.2%	32.3%	38.0%

Same Store Cemetery Field EBITDA	3,133	2,259	2,321	2,600	1,786
Same Store Cemetery Field EBITDA Margin	33.7%	26.5%	25.3%	26.2%	20.2%

Total Same Store Field EBITDA	14,515	15,939	11,420	11,407	12,787
Total Same Store Field EBITDA Margin	38.4%	39.3%	31.2%	30.7%	33.8%

Acquisition Funeral Field EBITDA	1,173	1,746	1,347	1,260	1,383
Acquisition Funeral Field EBITDA Margin	31.3%	35.2%	28.3%	29.2%	30.6%

Acquisition Cemetery Field EBITDA	452	589	402	542	461
Acquisition Cemetery Field EBITDA Margin	31.0%	36.5%	28.6%	32.0%	30.3%

Total Acquisition Field EBITDA	1,625	2,335	1,749	1,802	1,844
Total Acquisition Field EBITDA Margin	31.2%	35.5%	28.4%	30.0%	30.6%

Total Field EBITDA from Continuing Operations	16,140	18,274	13,169	13,209	14,631
Total Field EBITDA Margin from Continuing Operations	37.6%	38.8%	30.8%	30.6%	33.4%

Overhead
Total Variable Overhead	1,408	1,068	338	549	1,449
Total Regional Fixed Overhead	731	833	833	831	916
Total Corporate Fixed Overhead	3,287	2,970	3,465	3,463	3,413

Total Overhead	5,426	4,871	4,636	4,843	5,778
	12.6%	10.3%	10.8%	11.2%	13.2%

Adjusted Consolidated EBITDA from Continuing Operations	$10,714	$13,403	$8,533	$8,366	$8,853

Adjusted Consolidated EBITDA Margin from Continuing Operations	24.9%	28.4%	20.0%	19.4%	20.2%

Special Charges
Litigation Settlement	—	—	—	—	3,300
Litigation Related Legal Costs	337	665	258	474	241
Termination Expenses	—	47	653	269	—
Other Special Charges	165	40	153	61	—

Sum of Special Charges	502	752	1,064	804	3,541

Consolidated EBITDA from Continuing Operations	$10,212	$12,651	$7,469	$7,562	$5,312
	23.8%	26.8%	17.5%	17.5%	12.1%

Property Depreciation & Amortization	2,336	2,529	2,545	2,670	2,624
Restricted Stock Amortization	222	214	347	188	246
Interest, Net	4,474	4,529	4,505	4,444	4,624

Pretax Income	$3,180	$5,379	$72	$260	$(2,182)

Income Tax	1,352	2,125	28	103	(531)

Net Income from Continuing Operations	$1,828	$3,254	$44	$157	$(1,651)

	4.3%	6.9%	0.1%	0.4%	(3.8)%

Diluted EPS-from continuing operations	$0.09	$0.17	$—	$0.01	$(0.09)
Net Income (Loss) from Discontinued Operations	$383	$35	$(1,426)	$—	$(156)
Diluted EPS-from discontinued operations	$0.02	$—	$(0.07)	$—	$(0.01)

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Carriage Services	©2009 Carriage Services, Inc. All rights reserved.	Page 11

Company & Investment Profile	March 2009
COMPANY STRATEGY
Carriage Services is a leading provider of professional funeral and cemetery services and products in the United States. We operate two types of businesses: funeral homes which account for approximately 75 percent of total revenue, and cemeteries which account for approximately 25 percent of total revenue. We operate 136 funeral homes in 25 states and 32 cemeteries in 11 states, primarily serving suburban markets, and we believe our market position is first or second in most of these markets.
Our Standards Operating Model, which was rolled out in 2004 and measures the sustainable revenue growth and earning power of our portfolio of deathcare businesses, led to the development of a Strategic Portfolio Optimization Model during 2006 that guides our acquisition and disposition strategy. Both models, when executed effectively, drive longer term increases in revenue, earnings and free cash flow.

Founded in 1991; initial public offering in 1996	Acquisitions curtailed; improved or disposed of under performing businesses	Transformed organizational structure & operational leadership	Position Carriage for improved performance in 2009

Aggressive		Developed Strategic
growth, spending	Fresh Start –financial	Portfolio Optimization	Company-wide focus on
over $400 million	restructuring; reduced	Model	reducing costs and
at peak of market	debt by $94mm		expenses
to acquire		Improved execution of
businesses	Organizational	Standards Model	Increase cremation
	restructuring &		averages through
	upgrading leadership	Utilized cash flow and	training & packaging
cash on hand for selected
	Changed from budget &	acquisitions	Complete hiring process
	control model to “Being		of more cemetery
	the Best” standards	Repositioned trust fund	preneed sales people
	operating model	portfolios for changing
		economy & markets	Utilize cash flow and
	Refinanced Senior Debt		cash on hand to
		Implemented common	repurchase capital & for
	Reposition Company for	stock share repurchase	growth capex
	growth using free cash	program in 2008
flow
Recruited new sales
leadership for cemeteries
Key elements of our company strategy include the following:
Standards Operating Model
The “Being the Best” standards enable us to focus on market share, people and operating metrics that drive long-term operating and financial performance. To date, the Standards Operating Model has driven significant changes in our organization, leadership and operating practices. Most importantly, the Standards Operating Model allows us to determine the sustainable revenue growth and earning power of our portfolio of deathcare businesses. The funeral and cemetery standards are designed to drive longer-term performance by growing market share and creating new heritage and producing consistent, modest revenue growth and a sustainable, increasing level of earnings and cash flow. The standards are not designed to produce maximum short-term earnings because Carriage does not believe such performance is sustainable without ultimately stressing the business, which often leads to declining market share, revenues and earnings.

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Carriage Services	©2009 Carriage Services, Inc. All rights reserved.	Page 12

Company & Investment Profile	March 2009
Key Elements of Being the Best
Our Standards Operating Model for the funeral segment is based upon lessons learned from our best businesses and best operators. We analyzed the long-term performance of our best businesses (approximately 20% by number) and developed operating and financial standards, taking into consideration size and cremation mix, organized around three primary areas – market share, people and operating and financial metrics. We introduced a more decentralized, entrepreneurial and local operating model and aligned the incentive compensation structure with the new standards. These standards and incentives challenge and reward our Managing Partners who thrive on growing their local business and being accountable for results.
•	Balanced Operating Model –We believe a decentralized structure works best in the deathcare industry. The Standards Operating Model focuses on key drivers of a successful funeral business, organized around three primary areas – market share, people and operating and financial metrics. Successful execution is highly dependent on strong local leadership, intelligent risk taking, entrepreneurial drive and corporate support aligned with the key drivers.
•	Incentives Aligned with Standards – Empowering Managing Partners to do the right things in their operations and local communities, and providing appropriate support with operating and financial practices, will enable long-term growth and sustainable profitability. Each Managing Partner participates in a variable bonus plan whereby they earn a percentage of their business’ earnings based upon the actual standards achieved. Each Managing Partner has the opportunity to share in the earnings of the business as long as the performance exceeds our minimum standards.
•	The Right Local Leadership — Successful execution of our operating model is highly dependent on strong local leadership as defined by our 4E Leadership Model, intelligent risk taking and entrepreneurial empowerment. Over time, a Managing Partner’s performance is judged according to achievement of the “Being the Best” Standards for that business.
Cemetery Standards
In January 2007, we streamlined our cemetery standards in favor of a simpler model consisting of fewer quantitative and qualitative measures. This simpler standards model is designed to focus cemetery Managing Partners and Sales Managers on fundamental key drivers necessary to operate and grow their business.
Quantitative Measures - We developed preneed property sales and operating margin range forecasts for each cemetery business taking into account varying sizes, markets and the historical performance of each business. These are the two quantitative standards on which each Managing Partner and Sales Manager are judged. Cemetery Operating Margin percent is a true definition of sustained earnings power of the business, meaning that property, merchandise and services must be sold in sufficient quantity and at adequate margins, operating costs must be managed tightly, marker and monument orders and installations made accurately and timely, and the quality of sales must be high enough and the collections process effective enough to prevent excessive cancellations and large bad debt issues that impact profitability.

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Carriage Services	©2009 Carriage Services, Inc. All rights reserved.	Page 13

Company & Investment Profile	March 2009
Qualitative Standards – The qualitative standards are focused on evaluating the quality of leadership using the 4E Leadership Model that Carriage adopted in 2006. Each Managing Partner and Sales Manager is also judged on the quality of staff and on their ability to continuously upgrade staff.
The weightings for each standard were designed to create a partnership between the Managing Partner and the Sales Manager. The Sales Manager and sales team must achieve the preneed property dollar forecast in order for the business to achieve the Cemetery Operating Margin, and the Managing Partner must manage the operating costs and run a first class operation in support of more property sales and new heritage. And both the Managing Partner and Sales Manager must work constantly and effectively on their respective people or neither will be able to achieve their respective standards.
4E Leadership Model
The Standards Operating Model requires strong leadership to grow an entrepreneurial, high value, personal service and sales business at sustainable Field EBITDA Margins. Our 4E Leadership Model is based upon principles established by Jack Welch during his tenure at General Electric and is based upon 4E qualities essential to succeed in a high performance culture: Energy to get the job done; the ability to Energize others; the Edge necessary to make difficult decisions; and the ability to Execute and produce results. To achieve a high level of standards in a business year after year, we must have “A players” in charge who have the 4E leadership skills to grow the business by hiring, training and developing highly motivated and productive teams that produce results.
Our Managing Partners participate in a variable bonus plan in which they earn a percentage of their business’ earnings based upon the actual standards achieved. We believe our Managing Partners have the opportunity to be compensated at close to the same level as if they owned the business. We currently employ the strongest group of operational leaders in the Company’s history and the bonus plan fosters a growing reputation that “A players” can thrive and be rewarded and recognized in our performance based culture.
Strategic Acquisition Model
While we consistently generated industry leading Consolidated EBITDA Margins over the past few years, we believe a primary driver of higher margins in the future will be the execution of our Strategic Acquisition Model using six strategic ranking criteria to assess acquisition and divestiture candidates. As we execute this strategy over the next five years, we will acquire larger, higher margin strategic businesses and sell smaller, lower margin non-strategic businesses. We believe we can do so without incremental investment in our consolidation platform infrastructure or additional fixed regional and corporate overhead. Consequently, the sustained earning power of our portfolio as defined by our Consolidated EBITDA Margin should incrementally increase over time as we execute the model.
We have learned that the long term growth or decline of a local, branded deathcare business is reflected by six criteria that correlate strongly with 5 – 10 year performance in volumes (market share), revenues and sustainable Field EBITDA Margins. We use these criteria to rank the strategic position of each of our existing businesses and acquisition candidates according to:
1.      Size of Business

2.      Size of Market

3.      Competitive Standing

4.      Demographics

5.      Strength of Brand

6.      Barriers to Entry
These criteria are weighted to determine an overall ranking for each business. Generally we can separate our existing portfolio into two groups: A, B and C ranked businesses located in strategic markets and B and C ranked businesses located in non-strategic markets. Our analysis showed that over the five year period 2001-2005, we achieved substantial revenue and Field EBITDA growth from our A, B and strong C businesses in strategic markets because modest volume

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Carriage Services	©2009 Carriage Services, Inc. All rights reserved.	Page 14

Company & Investment Profile	March 2009
growth combined with modest average revenue increases produced higher sustainable Field EBITDA Margins. These businesses take maximum advantage of the operating leverage of higher revenues over a large fixed cost business structure. On the other hand, most of this five year growth in revenue and earnings from our A, B and C businesses in strategic markets was lost by declines in our portfolio of B and C businesses in non-strategic markets.
As a result, we have established five year goals to transform and significantly improve the sustainable revenue and earning power profile of our portfolio by acquiring concentrated groups of primarily higher ranked businesses in 10 to 15 demographically attractive markets and to exit smaller markets where we have no competitive advantage or growth opportunity. Execution of this Strategic Portfolio Optimization Model was initiated during 2006 with the sale of our two non-strategic Indiana businesses and the acquisitions during 2007 of seven businesses, including three large A ranked combination businesses in Corpus Christi, Texas, Camarillo, California and Boise, Idaho. The Camarillo acquisition established a platform business in the southern California market around which we plan to buy and/or build a group of high quality deathcare operations similar to our concentration in the northern California markets around San Francisco and San Jose and now in the greater Boise market.
The following is our revenue and cash flow forecast:
Revenue & Cash Flow Forecast
Amounts In Millions

	Annualized Revenue Estimates
	2009	2010	2011	2012	2013

Existing Revenue	$180.3	$183.8	$187.3	$190.9	$194.6
2009 Acquired Revenue	$2.2	$2.2	$2.3	$2.3	$2.4
2010 Acquired Revenue		7.8	7.9	8.1	8.2
2011 Acquired Revenue			10.1	10.3	10.5
2012 Acquired Revenue				10.2	10.4
2013 Acquired Revenue					10.3

	$182.5	$193.8	$207.6	$221.8	$236.4

EBITDA Margin	22.0%	22.7%	23.7%	24.8%	25.6%
EBITDA	$40.1	$44.0	$49.3	$54.9	$60.5
Free Cash Flow	$12.8	$13.2	$16.6	$20.4	$24.4

Beginning Cash / (Borrowings)	$5.0	$(5.7)	$(16.1)	$(23.0)	$(26.1)
Stock Repurchases	4.0	—	—	—	—
Debt Repurchase & Reduction	5.7	0.5	0.5	0.5	0.5
Growth Cap-ex	2.0	3.0	3.0	3.0	3.0
Litigation Settlement	3.3	—	—	—	—
Acquisition Cost	8.5	20.0	20.0	20.0	20.0

Ending Cash / (Borrowings)	$(5.7)	$(16.1)	$(23.0)	$(26.1)	$(25.2)

Net Senior Debt/EBITDA	3.5	3.5	3.2	2.9	2.6
Organizational Structure
Historically, we operated our portfolio through two divisions, funeral and cemetery, because conventional wisdom in our industry generally separated the dominant service culture of the funeral business from the dominant sales culture of the cemetery business. However, we now find that our Standards Operating Model promotes cooperation between our funeral homes and cemeteries in a local market. During 2006, we combined our funeral and cemetery businesses to bring our

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures

Carriage Services	©2009 Carriage Services, Inc. All rights reserved.	Page 15

Company & Investment Profile	March 2009
“deathcare operations” together under common leadership and a common mission of “Being the Best” as defined by our Standards Operating Model. We also simplified and aligned our Cemetery Standards with our Funeral Standards.
This new organizational structure is very flat with only one layer of leadership/management between our COO and our Managing Partners in charge of each business. We believe strongly that our deathcare operating model, which focuses on growth of each business through strong local leadership and entrepreneurial principles, is a competitive advantage compared to other industry consolidators. Our lean yet supportive organizational structure is designed to help our Managing Partners respond quickly to local market changes and opportunities and thereby achieve a high level of their Standards.
CAPITAL STRUCTURE FACILITATES GROWTH
There are four primary components in our capital structure: (1) $130 million of senior notes that have a 2015 maturity, (2) a $35 million revolving credit facility that was undrawn at year end 2008 and matures in April 2010, (3) $93.75 million in outstanding convertible junior subordinated debentures which have the ability to defer payments of interest and have a 2029 maturity (TIDES), and (4) common stock. We are currently reviewing options to increase in size and extend the maturity of our bank revolving credit facility to accommodate acquisition and other opportunities to increase shareholder value.
Our highly leveraged capital structure includes relatively low fixed rate mezzanine and senior debt similar to an LBO structure. In addition, our senior notes and TIDES require no principle reductions until maturity. Consequently, we will use our cash and consolidated free cash flow to repurchase common stock, to selectively acquire funeral home and cemetery businesses and to fund internal growth projects such as cemetery inventory development. We are the only company in our sector that has a relatively low number of outstanding common shares such that selective acquisitions can have a meaningful positive impact on operating and financial results.
EXECUTIVE TEAM
Our management team, headed by founder Mel Payne, is characterized by a dynamic culture that reacts quickly and proactively to address changing market conditions and emerging trends. This culture has been critical to recent successful efforts and will provide an important advantage as the deathcare industry evolves. We are committed to operating an efficient corporate organization and strengthening corporate and local business leadership. Our Being the Best operating model will ensure this commitment at all levels of the organization. In 2006, the funeral and cemetery divisions were reorganized into three Regions, each headed by a Regional Partner. This change engenders more cooperation and synergy between our funeral and cemetery operations and supports the goal of market-share and volume growth in our most significant markets. The three Regional Partners report to Jay Dodds in his role of Chief Operating Officer. The following are bios for the executive team.
Melvin C. Payne, a management founder of Carriage, has been Chairman of the Board and Chief Executive Officer since December 1996. From the beginning of 2006 to September 2008, Mr. Payne assumed the additional role of Chief Operating Officer. Prior to December 1996, he had been the Chief Executive Officer and a director of Carriage since its inception in 1991. Mr. Payne resumed the additional position of President in December 2000.
Terry E. Sanford is the Senior Vice President and Chief Financial Officer. Having joined Carriage in 1997 as the Financial Controller, Mr. Sanford was promoted in 2000 to Vice President and Corporate Controller, in 2006 to Chief Accounting Officer and Treasurer and in September 2008 to his current position. Mr. Sanford’s work history prior to joining Carriage included senior financial positions in manufacturing, financial services and consumer products companies and in public accounting. He is a CPA and possesses a BBA in Accounting and an MBA in Finance.

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Carriage Services	©2009 Carriage Services, Inc. All rights reserved.	Page 16

Company & Investment Profile	March 2009
Jay Dodds is the Senior Vice President and Chief Operating Officer. Mr. Dodds has been in senior operations leadership for Carriage since October 2000, most recently as Regional Managing Partner for the Central Region and Regional Vice President of Operations. Mr. Dodds joined Carriage in 1994 as an operations Vice President. He has over 25 years of professional funeral home, cemetery and crematory operations experience. Prior to joining Carriage, he was affiliated with Stewart Enterprises for 13 years serving in numerous operating positions. Mr. Dodds is a licensed Funeral Director and holds a Bachelors of Business Administration degree from the University of Texas Arlington. Mr. Dodds is a member of the National Funeral Directors Association, The Cremation Associations of North America and the International Funeral, Cemetery and Cremation Association.
J. Bradley Green is the Senior Vice President, General Counsel and Secretary. Additionally, Mr. Green assumed the responsibility for the Company’s Corporate Development activities at the beginning of 2009. He joined Carriage in October 2006. Prior to joining Carriage, Mr. Green was an attorney, focusing his practice on employment and commercial litigation. From 1998 to 2002, Mr. Green held legal and human resource positions, including General Counsel, at a Fortune 1000 company that had operations in 42 countries. Prior to that, Mr. Green was an attorney at a national law firm, focusing on the field of labor and employment law.
George “Skip” Klug has been Senior Vice President and Chief Information Officer since May 2002. He joined Carriage in July 2001 to align the technology functions with the company’s business plan. Before joining Carriage, Mr. Klug served from 1997 to 2000 as Vice President of Information Technology at Allright Corporation, an owner operator of parking facilities both national and international. Prior to Allright, Mr. Klug served as Vice President of Information Technology for various retail companies including Oshmans, Sportstown, and Zaks. He also has a background in operations and accounting and has been in management positions for 30 years.

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Carriage Services	©2009 Carriage Services, Inc. All rights reserved.	Page 17

Company & Investment Profile	March 2009
FORWARD LOOKING STATEMENTS
In addition to historical information, this Company & Investment Profile contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements typically are identified by terms expressing our future expectations or projections of revenues, earnings, earnings per share, cash flow, market share, capital expenditures, effects of operating and acquisition initiatives, gross profit margin, debt levels, interest costs, tax benefits and other financial items. All forward-looking statements, although made in good faith, are based on assumptions about future events and are therefore inherently uncertain, and actual results may differ materially from those expected or projected. Forward-looking statements speak only as of the date of this report, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Readers should carefully review the Cautionary Statements described in this and other documents we file from time to time with the Securities and Exchange Commission, including Annual Reports on Form 10-K and Current Reports on Form 8-K filed by Carriage in the future.
CAUTIONARY STATEMENTS
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward- looking statements with the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Cautionary Note,” “Risk Factors” and “Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2008, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
DISCLOSURE OF NON-GAAP PERFORMANCE MEASURES
We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to the Company’s financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with the non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company’s ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for evaluating performance, allocating resources, and planning and forecasting future periods. To the extent this document contains historical and certain forward-looking non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes.
Continuing operations refers to the businesses that are owned and not held for sale as of the most recent reported results for all periods and will differ from the results for the period as previously reported. Businesses sold, disposed or held for sale are reported in discontinued operations for all periods presented.
We refer to the term “EBITDA” and “free cash flow” in various places of our financial discussion. EBITDA is defined by us as net income from continuing operations before interest expense and other financing costs, income tax expense, and depreciation and amortization expense. Free cash flow is defined by us as cash provided by continuing operations less maintenance capital expenditures. EBITDA and free cash flow are not measures of operating performance under generally accepted accounting principles, or GAAP, and should not be considered in isolation nor construed as an alternative to operating profit, net income (loss) or cash flows from operating, investing or financing activities, each as determined in accordance with GAAP. You should also not consider EBITDA or free cash flow as measures of liquidity. Moreover, since EBITDA and free cash flow are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, EBITDA and free cash flow are as presented, may not be comparable to similarly titled measures presented by other companies.

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Carriage Services	©2009 Carriage Services, Inc. All rights reserved.	Page 18

Company & Investment Profile	March 2009
Reconciliation of Non-GAAP Financial Measures
Reconciliation of Net Income from continuing operations to EBITDA from continuing operations (in 000s):

Twelve Months
Ended
12/31/2009E
Net income from continuing operations	$6,300
Provision for income taxes	4,300

Pre-tax earnings from continuing operations	10,600
Net interest expense, including loan cost amortization	18,000
Depreciation & amortization	11,500

Consolidated EBITDA from continuing operations	$40,100

Revenue from continuing operations	$182,500
Consolidated EBITDA margin from continuing operations	22.0%
Reconciliation of estimated EBITDA from continuing operations to free cash flow for the twelve months ending December 31, 2009 (in 000’s):

Consolidated EBITDA from continuing operations*	$40,100
Interest paid	17,900
Cash taxes	1,200
Maintenance capital expenditures	7,000

Free cash flow	$14,000

*	See reconciliation in table above
Reconciliation of cash provided by operating activities from continuing operations to free cash flow (in 000’s):

	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended
	12/31/2007	12/31/2008	12/31/2007	12/31/2008
Cash provided by operating activities from continuing operations	$9,960	$7,441	$19,277	$19,497
Less maintenance capital expenditures from continuing operations	(1,930)	(1,794)	(7,833)	(5,984)

Positive free cash flow from continuing operations	$8,030	$5,647	$11,444	$13,513

Reconciliation of diluted earnings per share to adjusted diluted earnings per share for the fourth quarter of 2008 (in 000’s):

	As	Litigation	Tax Rate
	Reported	Charges	Change	Adjusted
Pre-tax income (loss) from continuing operations	$(2,182)	$3,541	$—	$1,359
Income tax (expense) benefit	531	(1,728)	532	(665)

Net income (loss)	$(1,651)	$1,813	$532	$694
Diluted earnings (loss) per share	$(0.09)	$0.10	$0.03	$0.04

NYSE: CSV	Forward-looking statements contained herein are subject to certain risks and uncertainties as further described at the end of this Company & Investment Profile. Please refer to the Appendix on page 18 that discusses and reconciles non-GAAP financial measures to GAAP financial measures.

Carriage Services	©2009 Carriage Services, Inc. All rights reserved.	Page 19